Exhibit 99.1

Monotype Announces CFO Transition

Christopher Brooks Assumes Role of Interim CFO; Company to Initiate Search for Successor

WOBURN, Mass. – June 17, 2019 – Monotype Imaging Holdings Inc. (Nasdaq: TYPE) today announced that Anthony Callini will step down effective July 1, 2019 as Executive Vice President and Chief Financial Officer to serve as Chief Financial Officer at a private company. Christopher Brooks, Monotype’s Senior Vice President, Finance will assume the role of Chief Financial Officer on an interim basis until a permanent successor is named. Monotype will initiate a search to identify a permanent Chief Financial Officer.

Scott Landers, Chief Executive Officer of Monotype, said, “On behalf of the Company and the Board, I want to thank Tony for his numerous contributions to Monotype. Tony was instrumental in supporting Monotype’s transformation from a business that primarily served mature markets to one that now serves more growth-oriented markets. I thank Tony for his service and wish him all the best in his next role.”

Mr. Landers continued, “Chris is deeply familiar with our strategy, team and businesses, as well as our financial processes, and we are confident in his ability to assume this position during the transitional period.”

Mr. Callini said, “It has been a privilege to be a part of the Monotype team, and I am very proud of our achievements. I look forward to taking the next step where I am in the unique position to combine my passion for music with my financial skills as I join an earlier stage, privately-held technology provider to the music industry. I will be following Monotype’s continued success, and having worked closely with Chris over the past couple of years, I know Monotype is in very capable hands.”

About Christopher Brooks

Mr. Brooks, Senior Vice President, has served as the Company’s Vice President, Finance and Investor Relations since 2016, as the Company’s Senior Director, Financial Planning and Analysis and Investor Relations from 2015 to 2016, as the Company’s Director, Financial Planning and Analysis, from 2008 to 2014, and as the Company’s Financial Planning and Analysis Manager from 2005 to 2008. Mr. Brooks holds a BA in Political Science from Stockton University and an MBA from Babson College.

About Monotype

Monotype empowers creative minds to build and express authentic brands through design, technology and expertise. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain other jurisdictions. All other trademarks are the property of their respective owners. ©2019 Monotype Imaging Holdings Inc. All rights reserved.

Contacts

Investors:

Mary Conway

Monotype

ir@monotype.com

Media:

Doreen Maciak

Monotype

Doreen.Maciak@monotype.com